FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
May 21, 2015	James D. Moll
Interim President and CEO
(507) 553-3151

WELLS FINANCIAL CORP. DECLARES CASH DIVIDEND

Wells, Minnesota—May 21, 2015-- Wells Financial Corp. (OTCQB Market Place-“WEFP” ), the parent holding company of Wells Federal Bank, today announced that the Company’s Board of Directors declared an $0.18 per share quarterly cash dividend payable on June 19, 2015, to stockholders of record as of the close of business on June 5, 2015.   The dividend amount represents an increase of $0.03 per share over the amount of the quarterly cash dividend paid in 2014.

Wells Financial Corp. is the bank holding company for Wells Federal Bank, a Minnesota-chartered, FDIC-insured bank.  Wells Federal Bank, originally chartered in 1934, operates from eight full-service offices in Faribault, Blue Earth, Nicollet, Freeborn and Steele Counties, Minnesota and one loan origination office in Dakota County, Minnesota.